UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following information will appear on internal and external websites.

New CCS projects and partnerships under evaluation as of 2021 include:

Article

- **U.S. Gulf Coast** – ExxonMobil is assessing multiple CCS projects along the U.S. Gulf Coast that have the potential to collect millions of tonnes of CO_2 from industrial sources for storage in onshore and offshore geologic formations. Included in these projects is a CCS hub concept in Southeast Texas.
- **Wyoming, USA** – ExxonMobil has progressed permitting for the expansion of its La Barge CCS facilities, which could enable an additional one million tonnes of CO_2 per year to be captured. Existing facilities currently capture approximately 7 million tonnes per year, which is the largest amount of CO_2 captured by any industrial facility in the world.
- **Netherlands** – ExxonMobil has executed a joint development agreement to advance its interest in the Port of Rotterdam CO_2 Transportation Hub and Offshore Storage project, known as Porthos. The Porthos project aims to collect CO_2 emissions from industrial sources and transport them by pipeline to depleted North Sea offshore gas fields. Porthos and its potential customers have applied for EU and national support mechanisms. ExxonMobil also participates in the H-Vision study into large-scale production of low-carbon hydrogen in Rotterdam.
- **Belgium** – ExxonMobil is participating in the multi-stakeholder CCS project at the Port of Antwerp, Europe's largest integrated energy and chemicals cluster. The project, which would collect CO emissions from 2 industrial sources for storage, recently applied for support from the European Union. • Scotland – Through its joint venture in the SEGAL system in Northeast Scotland, ExxonMobil is progressing discussions to support the Acorn project, which will collect CO from the St. Fergus gas processing complex 2 for transport and storage in offshore gas reservoirs. • Singapore – ExxonMobil is planning a CCS hub concept to capture, transport and permanently store CO generated 2 by industrial activity in the Asia-Pacific region. The project concept is based on a plan to capture CO emissions from 2 Singapore manufacturing facilities for storage in the region. • Qatar - ExxonMobil is a partner in several existing joint ventures with Qatar Petroleum that operate a CCS project with an annual capacity of 2.1 million tonnes at Ras Laffan. ExxonMobil is evaluating opportunities to add additional capture capacity in the region. The new projects will complement ExxonMobil’s current carbon capture capacity in the United States, Australia and Qatar, which totals about 9 million tonnes per year, the equivalent of planting 150 million trees every year.largest integrated energy and chemicals cluster. The project, which would collect CO emissions from 2 industrial sources for storage, recently applied for support from the European Union. • Scotland – Through its joint venture in the SEGAL system in Northeast Scotland, ExxonMobil is progressing discussions to support the Acorn project, which will collect CO from the St. Fergus gas processing complex 2 for transport and storage in offshore gas reservoirs. • Singapore – ExxonMobil is planning a CCS hub concept to capture, transport and permanently store CO generated 2 by industrial activity in the Asia-Pacific region. The project concept is based on a plan to capture CO emissions from 2 Singapore manufacturing facilities for storage in the region. • Qatar - ExxonMobil is a partner in several existing joint ventures with Qatar Petroleum that operate a CCS project with an annual capacity of 2.1 million tonnes at Ras Laffan. ExxonMobil is evaluating opportunities to add additional capture capacity in the region. The new projects will complement ExxonMobil’s current carbon capture capacity in the United States, Australia and Qatar, which totals about 9 million tonnes per year, the equivalent of planting 150 million trees every year.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a preliminary proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Preliminary Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.